[FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF
NEVADA, MAR 22, 2000, NO. C13981-94, DEAN HELLER, SECRETARY OF
STATE]

      CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                                 OF
                D. H. MARKETING & CONSULTING, INC.

     Pursuant to NRS 78.385 and 78.390, the undersigned President and Secretary of D. H. Marketing & Consulting, Inc. do hereby certify:

     That on February 7, 2000, the following amendment to the articles of incorporation were unanimously approved by the Board of Directors of said corporation by written consent in lieu of a special meeting of the Board of Directors and on March 15, 2000 by 7,524,339 or more shares of the 11,805,964 shares issued and outstanding and authorized to vote at a Special Meeting of the Shareholders.

1.  Change of Name of Corporation

     "Article I - Name" is hereby amended to read as follows:

     ARTICLE I - NAME:  The exact name of this Corporation is:

             VersaTech, Inc.

     This Certificate of Amendment of the Articles of Incorporation may be executed in two or more counterparts.

                         D.H. MARKETING & CONSULTING, INC.



                         /s/ MICHAEL J. DAILY
                         -------------------------------
                         Michael J. Daily, President and
                         Secretary


STATE OF FLORIDA    )
                    )ss.
COUNTY OF SARASOTA  )

     On the 14th day of March, 2000, personally appeared before me, a Notary Public, Michael J. Daily, President and Secretary of
D.H. Marketing & Consulting, Inc., who acknowledged that he executed the Certificate of Amendment of Articles of Incorporation.

                                 /s/ GARY E. STAFFORD
                                 ----------------------------
                                 Signature of Notary

(Notary stamp or seal)

[stamped notary stamp]